Exhibit 99.1

   Delta Apparel Reports Fourth Quarter and Fiscal Year 2006 Financial Results


     DULUTH, Ga.--(BUSINESS WIRE)--Aug. 18, 2006--Delta Apparel, Inc. (AMEX:
DLA):

     --   4Q06 Net Sales Rise 24.4% to Record $82.4 Million

     --   4Q06 Gross Margins Improve 340 Basis Points

     --   4Q06 Earnings Increase 98.4% to Record $0.74 per Basic Share

     --   Reports Record FY06 Revenues and EPS Results

     Delta Apparel, Inc. (AMEX: DLA) today reported financial results for its fourth fiscal quarter and fiscal year ended July 1, 2006. The Company's results for the fiscal 2006 fourth quarter and annual periods include the operations of Junkfood Clothing Company since its acquisition by the Company on August 22, 2005.
     For the three months ended July 1, 2006, net sales were a record $82.5 million, an increase of 24.4%, compared to $66.3 million in the prior year's fourth quarter. Gross margins increased 340 basis points to 28.7% compared to 25.3% in the prior year fourth quarter. Selling, general and administrative expenses improved 60 basis points to 15.9% of net sales compared to 16.5% of net sales in the fourth quarter of the prior year. Net income was $6.3 million, or $0.74 per basic share, in the fiscal fourth quarter of 2006 compared to the prior year's level of $3.2 million, or $0.38 per basic share.
     For the year ended July 1, 2006, net sales increased 18.4% to a record $270.1 million compared to $228.1 million in the prior year. Gross margins improved 590 basis points to 29.6% compared to 23.6% in the prior year due to increased sales of the higher margin branded apparel products and improved manufacturing costs and lower raw material pricing, offset partially by higher energy and transportation costs. Selling, general and administrative expenses were 19.8% of sales compared to 16.6% of sales in the prior year, primarily due to the increased selling costs associated with the Junkfood business. In addition, distribution costs remained higher than the prior year due to the costs associated with consolidating the Company's West Coast distribution center to a new, expanded facility. Net income for fiscal year 2006 increased 32.0% to $14.8 million, or $1.73 per basic share and $1.71 per diluted share. When comparing fiscal year 2006 to fiscal year 2005 results, the following chart highlights the Company's fiscal year 2005 basic earnings per share, adjusted for the impact of the sale of its Edgefield, South Carolina yarn spinning facility and the reversal of the tax liability associated with the Company's decision to permanently reinvest its foreign earnings in Honduras.



Actual FY05 Basic Earnings Per Share                            $1.35
----------------------------------------------------------------------
Sale of Edgefield Plant                                         (0.26)
----------------------------------------------------------------------
Reversal of Foreign Earnings Tax Liability                      (0.08)
----------------------------------------------------------------------
Adjusted FY05 Basic Earnings per Share                          $1.01
----------------------------------------------------------------------


     Excluding the preceding one-time items, fiscal year 2006 basic earnings per share improved 71.3%, or $0.72 per share, compared to fiscal year 2005 adjusted basic earnings per share of $1.01.
     Robert W. Humphreys, President and CEO, commented, "We ended our fiscal year with solid results, achieving record sales and record earnings for the year. In our Retail-Ready segment, Soffe achieved a 32.6% sales growth in the fourth quarter over the prior year and its inventory levels position this business appropriately for solid sales growth going into fiscal year 2007. While sales in the Junkfood business were not as strong as we anticipated, sell-through of our products at retail is solid and demand for our new fall product lines continues to be healthy. Our Activewear segment also achieved sales growth during the quarter, driven by record unit sales, offset partially by lower average pricing from higher sales of basic core products." Mr. Humphreys continued, "We are excited to announce the acquisition of Fun-Tees, Inc., which is anticipated to close on October 2, 2006. Fun-Tees will enhance our Activewear segment through its private label programs and its off-shore decorating capabilities. The acquisition of Fun-Tees is expected to be immediately accretive to our earnings, even with the costs associated with the integration of the Fun-Tees manufacturing operations into our existing facilities, which will take place during the 2007 fiscal year. We are also pleased to announce that we are opening a textile facility in Honduras, which will allow us to continue to lower our manufacturing costs and enable us to produce our core activewear products from start to finish at one location." Mr. Humphreys concluded, "As we move into our 2007 fiscal year, we believe we have an exciting and balanced product portfolio that will appeal to our growing customer base. We remain focused on increasing shareholder value and will continue exploring internal growth initiatives, diversifying our product offering, improving our operating efficiencies and identifying cost saving opportunities in each of our key business segments to grow sales and maximize our performance in fiscal year 2007 and beyond."

     Fiscal 2007 Guidance

     The Company will continue to issue earnings guidance of its sales and earnings expectations in fiscal year 2007. It has decided to change its earnings guidance to diluted earnings per share from the prior practice of issuing guidance based on basic earnings per share. The Company's earnings guidance includes the anticipated acquisition of Fun-Tees, Inc. on or around October 2, 2006. In addition, the Company expects to record an extraordinary gain in its first fiscal quarter associated with the final earn-out payment made to the former M. J. Soffe shareholders. This anticipated extraordinary gain is also included in the earnings guidance for the first fiscal quarter and fiscal year guidance.
     For the first fiscal quarter ended September 30, 2006, the Company expects sales to be in the range of $64 to $68 million and diluted earnings per share to be in the range of $0.41 to $0.45 per share. This compares to prior year fiscal first quarter sales of $60.6 million and diluted earnings of $0.39 per share.
     For the 2007 fiscal year ending June 30, 2007, the Company expects sales to be in the range of $325 to $340 million and diluted earnings per share to be in the range of $1.91 to $2.05. This compares to prior year fiscal year sales of $270.1 million and diluted earnings of $1.71 per share.

     Retail-Ready Apparel

     This segment, which includes the Soffe and Junkfood businesses, reported a sales increase of 58.0% to $40.4 million for the fourth quarter of fiscal year 2006 compared to $25.6 million in the prior year. The sales increase was driven by both record sales in the Soffe business and the acquisition of Junkfood Clothing Company. Operating income for the three months ended July 1, 2006 increased 124.6% to $8.7 million compared to $3.9 million in the prior year due to the addition of the Junkfood business and improved Soffe operations. For the fiscal year ended July 1, 2006, sales in the Retail-Ready segment were $133.4 million, an increase of 57.7% from $84.6 million in the prior fiscal year. Operating income increased 94.9% to $19.1 million in fiscal year 2006 compared to $9.8 million in fiscal year 2005.

     Activewear Apparel

     This segment, which includes the Delta Apparel business, reported sales of $42.0 million for the fourth quarter of fiscal 2006, a 3.3% increase from the prior year quarter. The increase in sales was due to an increase in basic tee shirt volume, offset slightly by a decrease in specialty and private label units. The change in sales mix, along with a slight decline in selling prices across the product categories, drove a decrease in average selling prices. The lower margins attributable to the basic tee shirt products, coupled with the higher energy and transportation costs, yielded a decrease in operating income to $1.8 million compared to $2.0 million in the prior year. For the fiscal year ended July 1, 2006, sales in the Activewear segment were $136.7 million, a decrease of 4.7% from $143.4 million in the prior fiscal year. Although sales declined in fiscal year 2006, operating income increased 6.0%, or $0.4 million, to $6.9 million in fiscal year 2006 compared to the prior year primarily due to higher gross margins from improved manufacturing operations and lower raw material pricing.

     Share Repurchases

     During fiscal year 2006, the Company purchased 72,477 shares of its stock through its Stock Repurchase Program for a total cost of $1.3 million. In April, the Company announced that its Board of Directors had increased the Company's authorization to repurchase stock in open market transactions by an additional $5.0 million pursuant to the Company's Stock Repurchase Program, bringing the total amount authorized to $11.0 million. As of July 1, 2006, the Company had repurchased a total of 0.8 million shares of stock for a total cost of $5.7 million. The Company is committed to its stock repurchase program and believes it is a good use of capital and illustrates the Company's commitment to increasing shareholder value.

     Dividend Payment

     In a meeting held on August 17, 2006, the Board of Directors declared a quarterly dividend of five cents per common share of stock payable on September 11, 2006 to shareholders of record as of the close of business on August 30, 2006. This dividend was declared pursuant to the Company's previously announced quarterly dividend program, which the Company may amend or terminate at any time.

     Conference Call

     The Company will hold a conference call with senior management to discuss the financial results at 9:00 a.m. ET today. The Company invites you to join the call by dialing (913) 981-4900. A live webcast of the conference call will be available on the Company's web site at www.deltaapparel.com.

     About Delta Apparel, Inc.

     Delta Apparel, Inc., along with its wholly owned subsidiaries, M.J. Soffe Company and Junkfood Clothing Company, is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. We specialize in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. We focus on our broad distribution of apparel products to specialty and boutique stores, high-end and mid-tier retail stores, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. Our operations are in the United States, Honduras, and Mexico and we employ approximately 3,900 people worldwide. Additional information on our company is available at www.deltaapparel.com.

     Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the ability to achieve synergies in connection with the Fun-Tees acquisition and to integrate it successfully into our business, the ability to obtain consents and fulfill other conditions required for the closing of the acquisition, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.


SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

                                   Three Months       Twelve Months
                                      Ended               Ended
                                  Jul 1,   Jul 2,    Jul 1,    Jul 2,
                                   2006     2005      2006      2005
                                 -------- -------- --------- ---------

Net Sales                        $82,468  $66,297  $270,108  $228,065
Cost of Goods Sold                58,761   49,524   190,222   174,156
                                  -------  -------  --------  --------
Gross Profit                      23,707   16,773    79,886    53,909

Selling, General and
 Administrative                   13,109   10,949    53,530    37,881
                                  -------  -------  --------  --------
Operating Income                  10,598    5,824    26,356    16,028

Other Income (Expense)               381      505       657     4,117
Interest Expense, net              1,081      805     3,819     3,022
                                  -------  -------  --------  --------
Income Before Income Taxes         9,898    5,524    23,194    17,123

Provision for Income Taxes         3,551    2,324     8,350     5,880

                                 -------- -------- --------- ---------
Net Income                       $ 6,347  $ 3,200  $ 14,844  $ 11,243
                                  =======  =======  ========  ========

Weighted Average Shares
 Outstanding
       Basic                       8,586    8,376     8,590     8,316
       Diluted                     8,718    8,558     8,663     8,480

Net Income per Common Share
       Basic                     $  0.74  $  0.38  $   1.73  $   1.35
       Diluted                   $  0.73  $  0.37  $   1.71  $   1.33



                                                    July 1,   July 2,
                                                     2006      2005
                                                   --------- ---------
Current Assets
       Cash                                        $    642  $    298
       Receivables, Net                              47,525    36,611
       Inventories                                  103,660    99,026
       Deferred Income Taxes                          2,710     1,252
       Other Assets                                   2,708     1,968
                                                    --------  --------
Total Current Assets                                157,245   139,155

Noncurrent Assets
       Property, Plant &
        Equipment, Net                               21,164    19,950
       Goodwill and Other
        Intangibles, Net                             22,467         -
       Other Noncurrent Assets                        2,247       409
                                                    --------  --------
Total Noncurrent Assets                              45,878    20,359

                                                   --------- ---------
Total Assets                                       $203,123  $159,514
                                                    ========  ========

Current Liabilities
       Accounts Payable and Accrued
        Expenses                                   $ 49,366  $ 36,700
       Current Portion of Long
        Term Debt                                     3,683    15,065
       Income Tax Payable                               986       480
                                                    --------  --------
Total Current Liabilities                            54,035    52,245

Noncurrent Liabilities
       Long-Term Debt                                46,967    17,236
       Deferred Income Taxes                          1,123       171
       Other Noncurrent
        Liabilities                                      10     3,398
                                                    --------  --------
Total Noncurrent Liabilities                         48,100    20,805

Stockholders' Equity                                100,988    86,464

                                                   --------- ---------
Total Liabilities and
 Stockholders' Equity                              $203,123  $159,514
                                                    ========  ========


     CONTACT: Delta Apparel, Inc.
              Deborah Merrill, 864-232-5200 x6621
              or
              Investor Relations
              Bill Zima, 203-682-8200